Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-135405 and 333-141352) of Omniture, Inc. pertaining to the 1999 Equity Incentive Plan, the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan, The Touch Clarity Limited Enterprise Management Incentives, Share Option Plan 2002, and Touch Clarity Limited 2006 U.S. Stock Plan of our report dated March 19, 2007, with respect to the consolidated financial statements of Omniture, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

Salt Lake City, Utah
March 19, 2007